Exhibit 99.1

Sonora Resources Acquires Corazon Silver Prospect

--Company Increases Holdings to Encompass Notable Vein Extensions and Surface Finds

GUADALUPE, MEXICO - (September 7, 2011) - Sonora Resources Corp. (OTCBB: SURE) (“Sonora” or the “Company”), a mineral exploration and development Company focused on the acquisition of international silver and gold mining properties, is pleased to announce it has closed an agreement acquiring the Corazon group of claims surrounding La Mazata Silver Mine which includes a land package of 721 hectares in five mining concessions named Corazon 1 Fracc 1, Corazon 1 Fracc 2, Corazon 1 Fracc 3, Corazon 2 and Corazon 3 (the claim group) located in the Etzatlan Mining District in the Mexican State of Jalisco.

Under the terms of the agreements between Finder Plata S.A. de C.V. (“Finder Plata”) and Corazon owner’s, Finder Plata has the right to purchase 100% of the mining concessions for an established consideration payable over a period of three and a half years. The property is expected to contain considerable silver and gold mineralization with significant exploration potential based on trend data showing extensive silver/gold epithermal vein systems extending from the previously acquired La Mazata mine into the Corazon claim group.

Historic data from extensive 1930’s mine operations identified specific details regarding the Rosario Vein underground mining efforts which were further investigated by diamond drilling in 1980 by Grupo Mexico with resultant grades of over 195 g/ton silver and 0.5 g/t gold. The depths of the cuts were contiguous with the historically productive level 4 area of the mine and this level is known to extend more than 130 meters into the Corazon claims.

A second area at Corazon was explored by Grupo México in 1988 at a location 1.0 kilometer to the North East of the La Mazata mine. During this exploration Grupo Mexico identified, mapped and sampled a stockwork type of deposit in an old small open pit showing an average of 104 g/ton silver with samples of high grade silver assayed as high as 300 to 450 g/ton with 0.5 g/ton gold.

On surface, there are significant old mine dumps which conservative estimates currently place at over 30,000 tons of ore with an average grade of 150 g/ton silver and 0.5 g/ton gold. The dump material must be measured in order to properly quantify the resource and is planned as part of the first stage of exploration at Corazon.

Although the Rosario vein has been identified as the most historically well-known and exploited part of the La Mazata mine, the vein extension on level four offers excellent longitudinal potential to the South East at depth. Another four silver-gold veins identified in the 1980s by diamond drilling present development opportunities with similar South East trend continuity into the Corazon Claims and which the Company believes may represent a repetition of large ore shoots similar to those found in the mine.

Sonora Resources plans a systematic approach to evaluate the mineralized structures including grades, quality, density, continuity, dimensions and other characteristics of these areas in the aim of developing an assessment in keeping with regulatory compliance for a future reserve valuation of the project area.

Additional details regarding the Company, its business and agreements are filed as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database.

About Sonora Resources Corp. (OTCBB: SURE)

The Company is focused on the acquisition and exploration of international silver and gold mining properties located in regions that enjoy stable politics, sound economies and friendly business environments. Additional information about the Company may be found at www.sonoraresources.com.

Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include: that the company believes that geographic scope of mining concessions makes for encouraging gold and silver potential for the project; that the property is interpreted to be within a porphyry system; and that Mexico is stable and business friendly. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners, we may not be able to acquire equipment or labor as needed; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Nearby mineral resources is no indication of resources on our property. In addition, Mexico may undergo political or social change which would create additional geopolitical risks. Readers should refer to the risk disclosures outlined in the periodic reports filed by other junior mineral exploration companies with the Securities and Exchange Commission.

For additional information contact:

Investor Relations

Oceanview IR Services, Inc.

Tel. 1-877-513-7873 (SURE)

Email: info@sonoraresources.com

www.sonoraresources.com